SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 24, 2005

PC Connection, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23827	02-0513618
(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

730 Milford Road Merrimack, New Hampshire	03054
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 603-683-2000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On October 21, 2005, PC Connection, Inc., a Delaware corporation (the “Company”), completed the acquisition of certain assets of IBM Credit, LLC (“IBM”), pursuant to a Bill of Sale, entered into between the Company and IBM, for $7,751,000 in cash (the “Bill of Sale”). IBM has been granted a security interest to the acquired assets by Amherst Technologies, L.L.C., and certain other parties (collectively, the “Secured Parties”). The acquired assets include, among others things, all customer relationships and related intangibles, intellectual property, miscellaneous furniture, fixtures and equipment.

The Secured Parties made representations to the Company about matters that are customarily included in documents of this nature. These matters include, among other things, ownership of the acquired assets, authority to convey the acquired assets and the manner of sale. In addition, the Company represented, among other things, that it made its own independent investigation and evaluation of the acquired assets, that it is duly organized and validly existing as a Delaware corporation and that it had received all of the acquired assets.

The foregoing description of the Bill of Sale is not complete and is qualified in its entirety by reference to the Bill of Sale, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item 8.01.	Other Events

On October 24, 2005, the Company issued a press release announcing the execution of the Bill of Sale, a copy of which is furnished as Exhibit 99.1.

Item 9.01.  Financial Statements and Exhibits

(d)	Exhibits

See Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PC Connection, Inc.

Date: October 27, 2005	By:	/s/ KENNETH A.GRADY
Kenneth A Grady Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit No.	Description
10.1	Bill of Sale, dated October 21, 2005, between PC Connection, Inc. and IBM Credit, LLC.

99.1	Press Release, dated October 24, 2005.